Exhibit 16.2

February 14, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Tenfold Corporation and, under the date of April 4, 2002, we reported on the consolidated balance sheets of Tenfold Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2001. On February 10, 2003, our appointment as principal accountants was terminated. We have read Tenfold Corporation’s statements included under Item 4 of its Form 8-K dated February 10, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Tenfold Corporation’s statements that the change of accountants was approved by the Audit Committee of the Company’s Board of Directors or that Tanner & Co., was engaged as principal accountants.

Very truly yours,